Exhibit 4.5

MELCO RESORTS & ENTERTAINMENT LIMITED

2021 SHARE INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of the Melco Resorts & Entertainment Limited 2021 Share Incentive Plan, as amended from time to time (the “Plan”), is to promote the success and enhance the value of Melco Resorts & Entertainment Limited, an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1

“2006 Share Incentive Plan” means the Company’s Share Incentive Plan, as revised and adopted by its Board on November 28, 2006 and March 17, 2009 and as approved by its shareholders on December 1, 2006 and May 19, 2009.

2.2

“2011 Share Incentive Plan” means the Company’s Share Incentive Plan, as adopted and revised by its Board on September 2, 2011, January 2, 2015 and November 2, 2016 and as approved by its shareholders on October 6, 2011, May 20, 2015 and December 7, 2016.

2.3	“Administrator” means one or more third party(ies) as may be appointed by the Company to assist in the administration of the Plan under paragraph 12.7.

2.4

“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable share exchange or national market system, of any jurisdiction applicable to the Plan and/or Awards granted to residents of any such jurisdiction.

2.5

“Award” means an Option, a Restricted Share award, a Share Appreciation Right award, a Dividend Equivalents award, a Share Payment award, a Deferred Share award, or a Restricted Share Unit award granted to a Participant pursuant to the Plan.

2.6	“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.7	“Board” means the board of directors of the Company.

2.8	“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions or series of related transactions:

(a)

the direct or indirect acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as defined below, hereafter “Beneficial Ownership”) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, however acquired;

LR17.03(1)

(b)

the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided, that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

In addition, notwithstanding the foregoing, to the extent that an Award constitutes “nonqualified deferred compensation” that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code. The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

2.9	“Code” means the Internal Revenue Code of 1986 of the United States, as amended and the regulations and guidance promulgated thereunder.

2.10	“Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board which is appointed as provided in Article 12.

2.11

“Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.12	“Deferred Share” means a right to receive a specified number of Shares during specified time periods pursuant to Article 9.

2.13	“Director” means a director of the Board.

2.14

“Disability” means that the Participant qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Service Recipient to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.15	“Dividend Equivalents” means a right granted to a Participant pursuant to Article 9 to receive the equivalent value (in cash or Share) of dividends paid on Share.

2.16	“Effective Date” shall have the meaning set forth in paragraph 13.1.

2.17

“Employee” means any person, including an officer or member of the board of the Company, any Parent or Subsidiary of the Company, who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.18	“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended and the rules and regulations promulgated thereunder.

2.19	“Exercise Price” means the purchase price per Share of an exercisable Award.

2.20	“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)

If the Shares are listed on one or more established Share exchanges or national market systems, including without limitation, the NASDAQ Global Select or NASDAQ Global Market, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system with the greatest source of trading volume (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in a source the Committee deems reliable; or

(b)

If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported by the quotation system or recognized securities dealer or another source as the Committee deems reliable.

In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith by reference to the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement and, if applicable, in a manner that complies with Sections 409A and 422 of the US Internal Revenue Code.

2.21	“HKSE” means The Stock Exchange of Hong Kong Limited.

2.22	“HKSE Listing Rules” means the Rules Governing the Listing of Securities on the HKSE, as may be amended or supplemented from time to time.

2.23

“HKLR Regulated Entity” means an entity required to comply with the HKSE Listing Rules as a company either listed on the HKSE or considered to be a subsidiary of a HKSE-listed company according to the HKSE Listing Rules.

2.24	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

2.25	“Incentive Share Option” means an incentive share option as described in paragraph 6.2.

2.26	“Macau” means the Macau Special Administrative Region of the PRC.

2.27	“MIDL” means Melco International Development Limited, a company listed on the HKSE.

2.28	“New Option Limit” shall have the meaning set forth in paragraph 10.2.

2.29	“New Approval Date” shall have the meaning set forth in paragraph 10.2.

2.30	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31	“Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.32

“Option” means a right granted to a Participant pursuant to Article 6 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.33	“Option Limit” means the limit defined in paragraph 4.1(a)(ii).

2.34	“Participant” means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.35

“Parent” means: (a) a person holding either more than 50% voting power of another company or 50% or less voting power in such company but the person has the powers to govern the key policies of the other company or control the appointment and decision of the board/governing body of the other company, directly or indirectly through one or more of its intermediaries, or (b) MIDL or any Subsidiary thereof, and in relation to the parties referred to in (b), any of their permitted transferees, successors, assigns or substitutes to whom any of those parties’ rights and obligations in so far as they relate to the Company, are effectively transferred, novated or assigned.

2.36	“Plan” means this Share Incentive Plan of the Company adopted in 2021, as it may be further amended from time to time.

2.37	“Plan Limit” means the limit defined in paragraph 4.1(a)(i).

2.38	“PRC” means the People’s Republic of China, other than Hong Kong, Macau and Taiwan.

2.39

“Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, or a Parent or Subsidiary of the Company, possesses, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management or polices of such entity, whether through the ownership of voting securities, by contract, or otherwise, but which is not a Subsidiary and which the Committee designates as a Related Entity for purposes of the Plan.

2.40	“Restricted Share” means a Share awarded to a Participant pursuant to Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.41	“Restricted Share Unit” means an Award granted pursuant to paragraph 9.4.

2.42	“Securities Act” means the Securities Act of 1933 of the United States, as amended and the rules and regulations promulgated thereunder.

2.43	“Separation From Service” means a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default provisions under Section 409A of the Code.

2.44	“Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which a Participant provides services as an Employee, Consultant or as a director.

2.45	“Share” means the ordinary share capital of the Company, par value US$0.01 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article 11.

2.46	“Share Appreciation Right” or “SAR” means a right granted pursuant to Article 8 to receive a payment calculated pursuant to such Article.

2.47

“Share Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 9.

2.48

“Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, determined under the uniform methodology and procedures adopted by the Company for purposes of identifying Specified Employees of the Company.

2.49

“Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company. For the purposes of determining eligibility for the grant of Incentive Share Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

2.50	“Tax Parent” means a parent corporation under Section 424(e) of the Code.

2.51	“Termination of Service” shall mean:

(a)

As to a Consultant, the time when the engagement of a Participant as a Consultant to a Service Recipient is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(b)

As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(c)

As to an Employee, the time when the employee-employer relationship between a Participant and the Service Recipient is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Share Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary or Related Entity employing or contracting with such Participant ceases to remain a Subsidiary or Related Entity following any merger, sale of securities or other corporate transaction or event (including, without limitation, a spin-off).

2.52	“Trading Date” means the first day on which Shares are publicly traded on an exchange or national market system or other quotation system.

2.53	“Trustee” means one or more trustee(s) as may be appointed by the Company under paragraph 12.7 to serve as trustee(s) in respect of the Plan.

ARTICLE 3

AWARDS GRANTED UNDER PRECEDING SHARE INCENTIVE PLANS

3.1	Validity. All Awards granted under the Plan shall be governed by the terms of the Plan.

3.2

Prior Awards. All Awards previously granted under, as applicable, the 2006 Share Incentive Plan and/or the 2011 Share Incentive Plan shall remain outstanding and be governed by the terms of such respective plan.

3.3

No Additional Awards. No additional Awards may be granted under the 2006 Share Incentive Plan or the 2011 Share Incentive Plan. This Plan shall succeed the 2011 Share Incentive Plan, and Awards granted after the Effective Date shall be subject to the terms set out herein.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1	Number of Shares.

(a)	Subject to the provisions of Articles 10 and 11 and paragraph 4.1(c):

(i)	the maximum aggregate number of Shares which may be issued pursuant to all Awards under the Plan is 145,654,794 Shares (the “Plan Limit”); and

(ii)

the maximum aggregate number of Shares which may be issued upon exercise of Options to be granted under the Plan is 145,654,794 Shares (the “Option Limit”), being 10% of the Shares in issue as at the date of approval of the Plan.

(b)

If the Committee determines to offer Options to an eligible Participant which exceed the limit of one percent (1%) of Shares in issue within a 12-month period up to the date of grant, then (i) that grant shall be subject to (x) the issue of a circular by the Company’s HKSE-listed Parent to its shareholders which shall comply with Rules 17.03(4) and 17.06 of the HKSE Listing Rules and such other requirements as prescribed under the HKSE Listing Rules, any Applicable Law or any exchange rule from time to time; and (y) the approval of the shareholders of the Company’s HKSE-listed Parent in a general meeting at which that eligible Participant and his close associates (as defined in the HKSE Listing Rules) (or his associates (as defined in the HKSE Listing Rules) if the eligible Participant is a connected person of the Company’s HKSE-listed Parent) shall abstain from voting; and (ii) unless provided otherwise in the HKSE Listing Rules, any Applicable Law or any exchange rule, the date of the Committee meeting at which the Committee resolves to grant the proposed Options to that eligible Participant shall be taken as the date of grant for the purpose of calculating the Exercise Price to be set forth in the said circular. If the Shares are listed on HKSE, the foregoing requirements shall also apply, mutatis mutandis, in respect of the Company as if references therein to the Company’s HKSE-listed Parent were references to the Company.

(c)

To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award that are unissued, or issued to the depositary bank of the Company for the purposes of administering this Plan, shall again be available for the grant of an Award pursuant to the Plan, except that for an Award which is an Option, such availability does not apply if the Company is a HKLR Regulated Entity.

(d)

To the extent not prohibited by Applicable Law or any exchange rule, (i) Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Parent or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan, (ii) Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price or purchase price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of paragraph 4.1(a), (iii) if any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of paragraph 4.1(a) and (iv) if Awards are settled in cash and not in Shares, the Shares subject to such Award may again be optioned, granted or awarded hereunder, subject to the limitations of paragraph 4.1(a). Notwithstanding the provisions of this paragraph 4.1(d), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an Incentive Share Option.

(e)

Notwithstanding any other provisions herein, paragraph (b) of this Article 4.1 shall only apply to the Company, this Plan and the exercise of discretions by the Committee if the Company is a HKLR Regulated Entity and only to the extent those provisions are applicable in respect of the Company under the HKSE Listing Rules at the relevant time.

4.2

Shares Distributed. To the extent not prohibited by Applicable Law or any exchange rule, any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury or Shares purchased on the open market. Additionally, in the discretion of the Committee, and to the extent not prohibited by Applicable Law or any exchange rule, American Depositary Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depositary Share is other than on a one-to-one basis, the limitations of paragraph 4.1 shall be adjusted to reflect the distribution of American Depositary Shares in lieu of Shares.

LR17.03(3)

LR17.03(4)

Note to

LR17.03(4)

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1	Eligibility. Persons eligible to participate in this Plan include Employees, Consultants, and all members of the Board, as determined by the Committee.

5.2

Participation. Subject to the provisions of the Plan, the Committee may, from time to time, at its discretion select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right or entitlement to be granted an Award pursuant to this Plan.

5.3	Connected persons.

(a)

If the Committee determines to offer to grant Options to a director, chief executive or substantial shareholder of the Company’s HKSE-listed Parent or any of their respective associates, such grant shall be subject to the approval by the independent non-executive directors of the Company’s HKSE-listed Parent at the time of determination (and in the event that the Committee offers to grant Options to an independent non-executive director of the Company’s HKSE-listed Parent at the time of determination, the vote of such independent non-executive director shall not be counted for the purposes of approving such grant).

(b)

If the Committee determines to offer to grant Options to a substantial shareholder or an independent non-executive director of the Company’s HKSE-listed Parent (or any of their respective associates) and that grant would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including Options exercised, cancelled and outstanding) to such person under this Plan and any other schemes of the Company in the 12-month period up to and including the date of grant:

(i)	representing in aggregate over 0.1%, or such other percentage as may be from time to time provided under the HKSE Listing Rules, of the Shares in issue on the date of grant; and

(ii)

(where the Shares are listed on HKSE), having an aggregate value, based on the closing price of the Shares on the date of grant, in excess of HK$5 million or such other sum as may be from time to time provided under the HKSE Listing Rules, such grant shall be subject to, in addition to the approval of the independent non-executive directors of the Company’s HKSE-listed Parent as referred to under paragraph 5.3(a), the issue of a circular by such Parent to its shareholders and the approval of the shareholders of such Parent in general meeting by way of a poll convened and held in accordance with its articles of association at which that eligible Participant, his associates and all core connected persons (as defined in the HKSE Listing Rules) of the Company’s HKSE-listed Parent shall abstain from voting in favour of the resolution concerning the grant of such Options at the general meeting, and/or such other applicable requirements prescribed under the HKSE Listing Rules from time to time. Unless provided otherwise in the HKSE Listing Rules, the date of the Committee meeting at which the Committee resolved to grant the proposed Options to that eligible Participant shall be taken as the date of grant for the purpose of calculating the Exercise Price to be set forth in the said circular.

(c)	The circular to be issued by the Company’s HKSE-listed Parent to its shareholders pursuant to paragraph 5.3(b) shall comply with the HKSE Listing Rules.

(d)

Notwithstanding any other provisions herein, paragraphs (a), (b) and (c) of this Article 5.3 shall only apply to the Company, this Plan and the exercise of discretions by the Committee if the Company is a HKLR Regulated Entity and only to the extent those provisions are applicable in respect of the Company under the HKSE Listing Rules at the relevant time. If the Shares are listed on HKSE, paragraphs (a), (b) and (c) of this Article 5.3 shall also apply, mutatis mutandis, in respect of the Company as if references therein to the Company’s HKSE-listed Parent were references to the Company.

LR17.03(2)

LR17.04(1)

LR17.04(3)

5.4

Jurisdictions. In order to assure the viability of Awards granted to Participants who reside or are employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in paragraph 4.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 6

OPTIONS

6.1	General. Subject to the provisions of paragraph 4.1, the Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)

Exercise Price. The Exercise Price per Share subject to an Option shall be determined by the Committee in accordance with this Plan, more particularly, Article 10.7, and set forth in the Award Agreement. If the Company is not a HKLR Regulated Entity or if and to the extent the HKSE Listing Rules allow, the Committee has the authority, in its absolute and sole discretion, to reduce the Exercise Price amount set forth in any Award Agreement after grant, the determination of which shall be final, binding and conclusive.

(b)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)

Vesting. The period during which the right to exercise, in whole or in part, an Option will be vested in a Participant shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Service Recipient or any other criteria selected by the Committee. If and to the extent permitted by Applicable Laws, the Committee has the authority, in its sole discretion and subject to whatever terms and conditions it selects, to accelerate the period during which an Option is to vest at any time after grant of the Option.

(d)

Payment. The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, Hong Kong Dollars or any other local currency as approved by the Committee, (ii) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof, (iii) after the Trading Date the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable or deliverable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, and the methods by which Shares shall be delivered or deemed to be delivered to Participants, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a Fair Market Value equal to the Exercise Price, (v) other property acceptable to the Committee with a fair market value equal to the Exercise Price, or (vi) by such other means as the Committee may authorize, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option in any method which would violate Section 13(k) of the Exchange Act.

LR17.03(9)

LR17.03(5)

LR17.03(7)

LR17.03(6)

(e)

Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

(f)	Expiration of Option. An Option shall lapse automatically and may not be exercised to any extent by anyone after the first to occur of the following events:

(i)	ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii)

subject to paragraphs 6.1(f)(iii), (iv) and (v) below, three months after the Participant’s Termination of Service, unless (x) otherwise set forth in the Award Agreement; or (y) notwithstanding the Award Agreement, the Participant is otherwise notified of a longer period as determined by the Committee;

(iii)

one year after the date of the Participant’s Termination of Service on account of Disability or death, unless (x) otherwise set forth in the Award Agreement; or (y) notwithstanding the Award Agreement, the Participant’s legal representative or representatives are otherwise notified of a longer period as determined by the Committee. Upon the Participant’s Disability or death, any Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Option or dies intestate, by the person or persons entitled to receive the Option pursuant to the applicable laws of descent and distribution;

(iv)

the date on which the Participant ceases to be eligible by reason of the Termination of Service for cause which includes, without limitation, in the determination of the Committee that he has breached any confidentiality undertaking in his employment or service contract or in the Award Agreement, he has performed an act (or failed to perform any act) in bad faith and to the detriment of any of the Company or its Subsidiaries, he has engaged in dishonesty, intentional misconduct or material breach of any agreement with any of the Company or its Subsidiaries, or he has been guilty of serious misconduct or has been convicted of any criminal offence involving his integrity or honesty or physical or emotional harm to any person or (if so determined by the Committee) on any other ground on which an employer would be entitled to terminate his employment or service at common law or pursuant to any applicable laws or under the Participant’s employment or service contract with the Service Recipient. A resolution of the Committee or the board of directors of the relevant Service Recipient to the effect that the relationship of a Participant has or has not been terminated on one or more of the grounds specified in this paragraph shall be conclusive; and

(v)

the date on which the Committee shall exercise the Company’s right to cancel the Option at any time after (including for the avoidance of doubt after an Option has vested): (x) the Participant commits, at the determination of the Committee, a material breach of his post-termination employment or service obligations as set out in his employment or service contract or any other agreement with the Company, a Subsidiary or Parent; (y) the Participant commits a breach of paragraph 10.10; or (z) the Awards are cancelled in accordance with Article 15.

(g)

Option Rules. Notwithstanding any other provisions herein, any requirements or restrictions that apply to the Committee’s actions in paragraphs (a), (b) and (c) under the HKSE Listing Rules shall only apply if the Company is a HKLR Regulated Entity and only to the extent required by the HKSE Listing Rules applicable in respect of the Company at the relevant time.

LR17.03(12)

6.2

Incentive Share Options. Incentive Share Options may only be granted to Employees of the Company, a Tax Parent or Subsidiary of the Company. Incentive Share Options may not be granted to Employees of a Related Entity. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of paragraph 6.1, must comply with the provisions of Section 422 of the Code, or any successor provision thereto, including the following additional provisions of this paragraph 6.2:

(a)

Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(b)

Ten Percent. Owners. An Incentive Share Option shall be granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of Shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(c)

Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option; or (ii) one year after the transfer of such Shares to the Participant.

(d)	Timing of Incentive Share Option Grants. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date of this Plan.

(e)	Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant except for the case of Disability pursuant to paragraph 6.1(f)(iii).

6.3

Substitution of Share Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option, provided that such Share Appreciation Right shall (i) be exercisable for the same number of Shares that such substituted Option would have been exercisable for; and (ii) shall have the same exercise price as such substituted Option.

ARTICLE 7

RESTRICTED SHARES

7.1

Grant of Restricted Shares. The Committee is authorized to make Awards of Restricted Shares to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Shares shall be evidenced by an Award Agreement.

7.2

Issuance and Restrictions. Subject to paragraphs 10.10 and 10.11, Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

7.3

Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares. The Committee may attach any conditions it deems appropriate to such waiver, including, but not limited to, the right of the Company to subsequently revoke the waiver at its discretion.

7.4

Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8

SHARE APPRECIATION RIGHTS

8.1	Grant of Share Appreciation Rights.

(a)

A Share Appreciation Right may be granted to any Participant selected by the Committee. A Share Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. The Exercise Price per Share covered by a Share Appreciation Right shall be fixed by the Committee in its discretion and set forth in the Award Agreement. The Committee, in its absolute and sole discretion, may reduce the Exercise Price amount set forth in any Award Agreement after grant, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, the Committee may not increase the Exercise Price amount set forth in any Award Agreement after grant.

(b)

A Share Appreciation Right shall entitle the Participant (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the Exercise Price per share of the Share Appreciation Right from the Fair Market Value of a Share on the date of exercise of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Committee may impose.

(c)

The Committee shall determine the time or times at which a Share Appreciation Right may be exercised in whole or in part; provided that the term of any Share Appreciation Right granted under the Plan shall not exceed ten years, except as provided in paragraph 13.2. The Committee shall also determine the conditions, if any, that must be satisfied before all or part of a Share Appreciation Right may be exercised.

(d)

The Committee may provide in the Award Agreement evidencing the grant of a Share Appreciation Right that the Committee, in its sole discretion, shall have the right to substitute an Option for such Share Appreciation Right at any time prior to or upon exercise of such Share Appreciation Right, provided that such Option shall (i) be exercisable for the same number of Shares that such substituted Share Appreciation Right would have been exercisable for and (ii) shall have the same exercise price as such substituted Share Appreciation Right.

8.2	Payment and Limitations on Exercise.

(a)

Payment of the amounts determined under paragraph 8.1(b) above shall be in cash, in Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b)	To the extent any payment under paragraph 8.1(b) is effected in Shares, it shall be made subject to satisfaction of all provisions of Article 6 above pertaining to Options.

8.3	Forfeiture. Paragraph 7.3 above regarding Restricted Share awards shall, mutatis mutandis, be applied to any Share Appreciation Right award.

ARTICLE 9

OTHER TYPES OF AWARDS

9.1

Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. No such Dividend Equivalents relating to any Award, whether the vesting is based on continued service, the achievement of performance goals, a combination, or otherwise, shall vest or otherwise become payable prior to the time that the underlying Award (or portion thereof to which such Dividend Equivalents relate) vests upon the attainment of the applicable vesting requirements and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award.

9.2

Share Payments. Any Participant selected by the Committee may receive Share Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Share Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of Shares shall be determined by the Committee and may be based upon such performance criteria or other specific criteria determined appropriate by the Committee, determined on the date such Share Payment is made or on any date thereafter.

9.3

Deferred Shares. Any Participant selected by the Committee may be granted an award of Deferred Shares in the manner determined from time to time by the Committee. The number of Deferred Shares shall be determined by the Committee and may be linked to such specific criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Shares underlying a Deferred Share award will not be issued until the Deferred Share award has vested, pursuant to a vesting schedule or criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Shares shall have no rights as a Company’s shareholder with respect to such Deferred Shares until such time as the Deferred Shares have vested and the Shares underlying the Deferred Shares have been issued.

9.4

Restricted Share Units. The Committee is authorized to make Awards of Restricted Share Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the Participant to the Company for such Shares.

9.5	Term. Except as otherwise provided herein, the term of any Award of Dividend Equivalents, Share Payments, Deferred Share, or Restricted Share Units shall be set by the Committee in its discretion.

9.6

Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Deferred Share, Share Payments or Restricted Share Units; provided, however, that such price shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.7

Exercise Upon Termination of Employment or Service. An Award of Dividend Equivalents, Deferred Shares, Share Payments, and Restricted Share Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Dividend Equivalents, Share Payments, Deferred Shares, or Restricted Share Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise.

9.8	Form of Payment. Payments with respect to any Awards granted under this Article 9 shall be made in cash, in Shares or a combination of both, as determined by the Committee.

9.9	Award Agreement. All Awards under this Article 9 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

9.10	Forfeiture. Paragraph 7.3 above regarding Restricted Share awards shall, mutatis mutandis, be applied to any of the awards under this Article 9.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1

New Plan Limit. The Plan Limit may be increased from time to time in accordance with the requirements of Applicable Laws, provided that any increase of the Option Limit shall be subject to paragraphs 10.2, 10.4 and 14.1(a)(i).

10.2

New Option Limit. Any increased Option Limit shall not be more than ten percent (10%) of the Shares in issue (the “New Option Limit”) as at the date of the approval by shareholders of the Company’s HKSE-listed Parent required under paragraph 14.1(a)(i) to increase the Option Limit (the “New Approval Date”) and shall be subject to paragraph 10.4. Thereafter, as at the date of grant of any proposed grant of Options, the maximum number of Shares in respect of which Options may be granted is the New Option Limit less the aggregate of the following Shares as at that date of grant:

(a)

the number of Shares which would be issued on the exercise in full of the Options and options under any other Share option schemes of the Company granted on or after the New Approval Date but not cancelled, lapsed or exercised;

(b)

the number of Shares which have been issued and allotted pursuant to the exercise of any Options or options under any other Share option schemes of the Company granted on or after the New Approval Date; and

(c)	the number of cancelled Shares the subject of Options or options under any other Share options schemes of the Company granted on or after the New Approval Date,

provided that if the Company is a subsidiary of a HKSE-listed company, the implementation of the New Option Limit is subject to the issue of a circular by the Company’s HKSE-listed Parent which complies with Rules 17.03(3) and 17.06 of the HKSE Listing Rules, the approval of the Company’s HKSE-listed Parent’s shareholders in a general meeting and/or such other requirements prescribed under the HKSE Listing Rules applicable to the Company at the relevant time (the “SGM Requirements”).

10.3

Exceeding the Option Limit. Subject to paragraph 10.4, the Committee may grant Options exceeding the Option Limit to eligible Participants specifically identified by the Committee, provided that if the Company is a subsidiary of a HKSE-listed company, such grant exceeding the Option Limit shall be subject to the SGM Requirements.

10.4

Maximum Option Limit. The number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Plan and any other share option schemes of the Company must not exceed thirty percent (30%) of the Shares in issue from time to time. No Options may be granted under the Plan or any other share option schemes of the Company if that would result in this limit being exceeded.

10.5

Adjustment of the Plan Limit and the Option Limit. The Plan Limit and the Option Limit referred to in paragraph 4.1 (or as increased in accordance with the applicable provisions of this Article 10) shall be adjusted, in such manner as the auditors or the approved independent financial adviser shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with Article 11 whether by way of capitalization issue, rights issue, sub-division or consolidation of Shares or reduction of share capital of the Company.

10.6

Sub-division or Consolidation of Shares. If the Company conducts a share consolidation or subdivision after the Option Limit or New Option Limit (as the case may be) has been approved under the SGM Requirements, the maximum number of Shares which may be issued upon exercise of all Options to be granted under the Plan (and any other option schemes of the Company) under the Option Limit or New Option Limit (as the case may be) so approved, as a percentage of the total number of issued Shares at the date immediately before and after such consolidation or subdivision, shall be the same. Such adjustment shall take effect automatically under the terms of the Plan.

Note to

LR17.03(14)

Note (2) to

LR17.03(3)

Note (3) to

LR17.03(3)

10.7

Exercise Price. The exercise price in relation to each Option and Share Appreciation Right offered to an eligible Participant shall, subject to the adjustments referred to in Article 11, be determined by the Committee in its absolute discretion but in any event shall not be less than the par value of a Share, provided that if the Company resolves to seek an additional listing (in addition to its existing NASDAQ listing) of its shares on the HKSE (either Main Board or GEM) or other stock exchange: (a) the exercise price of any Options granted after the Company has resolved to seek an additional listing and up to the date of the additional listing must not be lower than the new issue price (if any) applicable to the additional listing; (b) the exercise price of any Option granted during the period of six months immediately preceding such application shall, upon listing be automatically adjusted to the greater of the original exercise price and the new issue price (if any) applicable to the additional listing; any such adjustment required hereby shall be conditional on the additional listing being successfully completed and shall take effect on the date of completion of the additional listing and (c) after the additional listing, the exercise price shall comply with the provisions of the HKSE Listing Rules or the rules of such other stock exchange applicable to the Company at the relevant time.

10.8

Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.9

Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.10

Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or a Subsidiary or Parent, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, a Subsidiary or Parent. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Share Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Any breach of the foregoing shall entitle the Company to cancel any outstanding Awards or any part thereof granted to such Participant.

10.11

Beneficiaries. Notwithstanding paragraph 10.10, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

Note (2) to

LR17.03(9)

LR17.03(17)

10.12

Share Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Committee or the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and proprietary purposes. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Share. In addition to the terms and conditions provided herein, the Committee or the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Committee or the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

10.13

Paperless Administration. Subject to Applicable Laws, the Committee may make Awards, provide applicable disclosure and procedures for exercise of Awards by an electronic portal, internet website or interactive voice response system for the paperless administration of Awards.

10.14

Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations.

10.15

Award Rules. Notwithstanding any other provisions herein, any requirements or restrictions that apply to the Company, the Plan and the exercise of discretions of the Committee in paragraphs 10.2 to 10.7 shall only apply to the Company if it is a HKLR Regulated Entity and only to the extent required by the provisions of the HKSE Listing Rules applicable to the Company at the relevant time. If the Shares are listed on HKSE, the events specified above as requiring the issue of a circular complying with Rules 17.03(3) and 17.06 of the HKSE Listing Rules by the Company’s HKSE-listed Parent would require the issue by the Company of a circular complying with those Rules.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1	Adjustments. The Committee shall make appropriate adjustments upon the occurrence of the following events:

(a)	in respect of Options, in the event of a capitalization issue, rights issue, sub-division or consolidation of Shares or reduction of share capital of the Company; or

(b)

in respect of Awards other than Options, in the event of any extraordinary dividend, stock dividend, dividend in property other than cash, liquidating dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization, reorganization, reincorporation, partial or complete liquidation, reclassification, merger, consolidation, separation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value or other distribution (other than normal cash dividends) of Company assets to its shareholders, change in corporate structure or any other similar equity restructuring transaction or change or other change affecting the number of the Shares or the share price of a Share, the Committee shall make proportionate and equitable adjustments to reflect such change with respect to (a) the class(es), aggregate number and type of securities that may be issued under the Plan (including, but not limited to, adjustments of the limitations in paragraph 4.1), unless and except to the extent any such adjustment otherwise takes effect automatically in accordance with the terms of the Plan; (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant price or exercise price per unit of security for any outstanding Awards under the Plan, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. Any such adjustments shall be made in such manner as the Committee may determine in its discretion; provided that if the Company is a HKLR Regulated Entity, no such adjustment shall operate to affect adversely the terms of any Option granted or agreed to be granted prior to such adjustment or to reduce the proportion of the equity capital to which any person was entitled pursuant to such Option prior to such adjustment. The Committee will make such adjustments, and its determination will be final, binding and conclusive.

LR17.03(10)

LR17.03(13)

Any adjustment made in relation to Options pursuant to paragraph 11.1(a) must give the Participant the same proportion of the equity capital of the Company as to which that Participant was previously entitled, and any adjustments so made shall be in compliance with the HKSE Listing Rules and such applicable guidance and/or interpretation of the HKSE Listing Rules from time to time issued by HKSE but no such adjustments may be made to the extent that a Share would be issued at less than its nominal value. An issue of Shares as consideration in a transaction may not be regarded as a circumstance requiring adjustment. In addition, other than any adjustment made on a capitalisation issue, an independent financial adviser or the auditors of the Company shall confirm to the Board in writing that the adjustments satisfy the requirements set out in Rule 17.03(13) of the HKSE Listing Rules and the note thereto and such applicable guidance and/or such other requirements prescribed under the HKSE Listing Rules from time to time.

11.2

Outstanding Awards – Change in Control. In the event of a Change in Control, each Award will terminate upon the consummation of the Change in Control, unless the Award is continued, or is assumed or replaced by the successor entity or Parent thereof in connection with the Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control, one of the following shall occur:

(a)

the Award either is (i) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Committee) with respect to marketable shares of the capital stock of the successor entity or Parent thereof or (ii) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, then such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Awards) and repurchase or forfeiture rights, immediately upon termination of the Participant’s employment or service with all Service Recipients within thirteen (13) months of the Change in Control without cause; and

(b)

for each Award that is neither assumed nor replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Change in Control, provided that the Participant (unless due to Disability or death) remains an Employee, Consultant or Director immediately prior to the effective date of the Change in Control.

11.3

No Other Rights. Except as expressly provided in or authorized by the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant price or exercise price of any Award.

11.4

Other Rules. Notwithstanding any other provisions herein, any requirements or restrictions that apply to the Company, this Plan and the exercise of discretions of the Committee in paragraphs 11.1, 11.2 and 11.3 of this Article on account of the Company being a HKLR Regulated Entity shall only apply if the Company is a HKLR Regulated Entity and only to the extent required by the provisions of the HKSE Listing Rules applicable to the Company at the relevant time.

ARTICLE 12

ADMINISTRATION

12.1

Committee. The Committee shall administer the Plan. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan if required by Applicable Law, and with respect to Awards granted to independent non-executive Directors or Non-Employee Directors and for purposes of such Awards, the term “Committee” as used in the Plan shall be deemed to refer to the Board; and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by paragraph 12.6 below.

Note to

LR17.03(13)

LR17.03(12)

LR17.03(10)

12.2

Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3	Authority of Committee. Subject to any specific designation in the Plan and paragraph 12.6 below, the Committee has the exclusive power, authority and discretion to:

(a)	designate Participants to receive Awards;

(b)	determine the type or types of Awards to be granted to each Participant;

(c)	determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any minimum period for which the Award must be held for before it can be exercised, any performance targets which must be achieved before an Award can be exercised, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)

determine whether, to what extent, and pursuant to what circumstances and amount an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)	decide all other matters that must be determined in connection with an Award;

(h)	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j)	vary the terms of Awards to take account of tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(k)	correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan; and

(l)

make all factual and other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan, including but not limited to the determination in relation to the Termination of Services.

12.4

Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan (a) shall be made in the Committee’s sole discretion and (b) are final, binding, and conclusive for all purposes and upon all parties.

12.5

Administration of the Plan. Notwithstanding any other provisions herein, the Committee (save where certain matters stated in this Plan are reserved for the Board) shall, at all times, administer the Plan and exercise its power pursuant to paragraph 12.3 hereof in accordance with the relevant requirements under the Applicable Laws.

LR17.03(18)

LR17.03(8)

12.6

Delegation of Authority. To the extent permitted by Applicable Laws, the Board or Committee may from time to time delegate to a committee of one or more officers of the Company (including Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief of Staff to the Chairman and Chief Executive Officer, or equivalent) the authority to take the administrative actions pursuant to Article 12; provided, however, that in no event shall any delegated personnel be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegated personnel hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated and the Committee may at any time rescind the authority so delegated by the Committee.

12.7

Appointment of professionals to assist in the administration of the Plan. The Company may from time to time retain or appoint one or more Trustee(s) and Administrator(s) to assist in the administration of the Plan. The functions of a Trustee appointed under this paragraph 12.7 shall include (but are not limited to) the receiving of funds from the Company and/or its Subsidiaries from time to time for on-market purchase of Shares, the holding of Shares pending vesting of Awards, the transfer of Shares to and from the Administrator following vesting of Awards and the execution of requests from the Company from time to time for the purpose of the Plan. The Company may enter into such agreements or make such arrangements (including the establishment of a trust) as may be necessary in connection with the provisions in this paragraph.

12.8

Relevance of HKSE Listing Rules. Notwithstanding any other provisions herein, all references herein to (a) the Company’s obligation to comply with or observe the applicable HKSE Listing Rules, or (b) the Company’s completion of any actions to be taken hereunder being made subject to its HKSE-listed Parent’s compliance with any applicable HKSE Listing Rules, shall apply to the Company only (1) for so long as it is a HKLR Regulated Entity and only to the extent the provisions of the HKSE Listing Rules applicable in respect of the Company require compliance with those provisions at the relevant time or (2) if and to the extent its HKSE-listed Parent is required to comply with such HKSE Listing Rules. All such obligations shall not apply to the Company, this Plan and the exercise of discretions by the Committee, if the Company is not a HKLR Regulated Entity or to the extent the Company and/or its HKSE-listed Parent, as the case may be, is not required to comply with such HKSE Listing Rules.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1

Effective Date. The Plan is effective as of a date specified by the Committee as the effective date for the Plan (the “Effective Date”), which shall be a date following the fulfilment of the requirements specified in paragraphs 13.1(a) and (b) below and not later than December 7, 2021 (being the expiration date of the 2011 Share Incentive Plan). Adoption of the Plan and the Plan becoming effective are conditional on both of the following conditions being fulfilled:

(a)	the passing of a resolution by the Board approving the Plan; and

(b)	the passing of resolutions by the directors and shareholders of MIDL approving the Plan.

13.2

Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1

Amendment, Modification, and Termination. Subject to Applicable Laws, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that:

(a)	shareholders’ approval of the Company’s HKSE-listed Parent is required for any amendment to the Plan that:

(i)	increases the number of Shares available under the Plan for the grant of Options (other than any adjustment as provided by Article 11);

LR17.03(11)

LR17.03(18)

Notes (1), (2),

(3) and (4) to

LR17.03

(ii)

alters the provisions of the Plan in respect of Options which relate to the matters set out in Rule 17.03 of the HKSE Listing Rules to the advantage of Participants or persons eligible to participate in the Plan;

(iii)	changes the authority of the Board, the Directors or the Committee in relation to any alteration to the terms of the Plan relating to Options; or

(iv)	relates to Options and is of a material nature; and

(b)

the Plan as amended under (a) of this paragraph 14.1 shall remain in compliance with the applicable HKSE Listing Rules, unless waived by the HKSE or the Company is not a HKLR Regulated Entity at the applicable time.

Any amendments to provisions of the Plan relating to Awards other than Options (including Restricted Shares under Article 7, Share Appreciation Rights under Article 8 and Other Types of Awards under Article 9) are not subject to the HKSE Listing Rules as at the date of adoption of the Plan and may be made without the approval of shareholders of the Company’s HKSE-listed Parent, unless and except to the extent that the HKSE Listing Rules are subsequently amended to require such approval(s).

For the purpose of the Plan, shareholder approval means the affirmative vote of a simple majority of votes cast by shareholders of the Company’s HKSE-listed Parent present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company’s HKSE-listed Parent’s constitutional documents.

For the avoidance of doubt, the appointment of any Trustee or Administrator under Section 12.7, and any subsequent amendment of their terms of appointment or the trusts upon which any Trustee is appointed, shall not constitute an amendment or modification of the Plan.

14.2

Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan and other previous plans without the prior written consent of the Participant. In the event that the amendments shall affect an Award previously granted pursuant to the Plan which is an Option (except where the amendments take effect automatically under this Plan) and to the extent the HKSE Listing Rules so require, prior approval by shareholders of the Company’s HKSE-listed Parent shall be required for so long as the Company remains a HKLR Regulated Entity. In the event of a termination of the Plan, no further Awards shall be granted but the provisions of this Plan shall remain in full force and effect in all other respects in respect of any Awards granted prior thereto but not yet exercised at the time of termination. Upon such termination, details of the Options granted, including Options exercised or outstanding shall be disclosed in the circular to shareholders of the Company’s HKSE-listed Parent seeking approval of the first new plan established after such termination.

14.3

If the Shares are Listed on HKSE. If the Shares are listed on HKSE, and the HKSE Listing Rules so require, the matters referred to above in this Article 14 as requiring prior approval by shareholders of the Company’s HKSE-listed Parent shall also require prior approval by shareholders of the Company (by the affirmative vote of a simple majority of votes cast by shareholders present or represented and entitled to vote at a duly convened meeting of shareholders).

ARTICLE 15

CANCELLATION OF OPTIONS

15.1

Options Granted but not Exercised. Any cancellation of Options granted but not exercised must be approved by the Participants of the relevant Options in writing. For the avoidance of doubt, such approval is not required in the event any Option is cancelled pursuant to paragraph 6.1(f)(v)(x) or 10.10. Where the Company cancels Options, the grant of new Options to the same Participant may only be made under this Plan within the limits set out in paragraph 4.1.

Note (2) to

LR17.03

LR17.03(16)

LR17.03(14)

ARTICLE 16

DISCLOSURE

16.1

Disclosure. The details of this Plan and other share incentive schemes of the Company and its Subsidiaries will be subject to public disclosure by the Company and/or its Parent, as required, in compliance with all Applicable Laws in force from time to time.

ARTICLE 17

GENERAL PROVISIONS

17.1

No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

17.2	No Shareholders Rights. No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.3

Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws, including, without limitation, Macau, Hong Kong or PRC (and/or other jurisdictions where the Company or any Subsidiary operates) tax laws, rules, regulations and government orders or the U.S. Federal, state or local tax laws, as applicable. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s payroll tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may, in its discretion and in satisfaction of the foregoing requirement, allow a Participant to elect to have the Company withhold Shares otherwise issuable or deliverable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

17.4	Section 409A of the Code.

(a)

Notwithstanding any contrary provision in the Plan or an Award Agreement, if any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(b)

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if, upon the termination of a Participant’s employment with the Company for any reason, the Company determines that the Participant is a Specified Employee, no payments shall be made with respect to an Award that is subject to Section 409A of the Code before the date that is the first business day following the six-month anniversary of the Participant’s Separation From Service for any reason, or if earlier, upon the Participant’s death. The provisions of this Section 17.4(b) shall only apply if required pursuant to Section 409A of the Code.

17.5

No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of any Service Recipient.

17.6

Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

17.7

Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.8

Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

17.9	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

17.10

Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.11

Fractional Shares. No fractional shares of Share shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

17.12

Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

17.13

Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

17.14	Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

Approved by the Board at a meeting of the Board held on March 17, 2021, by the board and shareholders of MIDL at a meeting of the MIDL board and annual general meeting of MIDL held on March 31, 2021 and June 4, 2021, respectively, and became effective on December 6, 2021.